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                                                                    EXHIBIT 99.1

PREFERRED EMPLOYERS COMPLETES ACQUISITION OF NATIONAL EXPLORERS

MIAMI, August 12, 1998 -- Preferred Employers Holdings, Inc.
(Nasdaq/SmallCap:PEGI) announced today that the Company and its subsidiary Preferred Healthcare Staffing Inc. have acquired, through a pooling of interests, all of the outstanding capital stock of National Explorers and Travelers Healthcare, Inc. ("NET Healthcare") in exchange for 517,085 shares of common stock of Preferred Employers.

Organized in January 1996, NET Healthcare provides registered nurse and other professional medical personnel, often referred to as "travel nurses," primarily to client hospitals in the United States and the Caribbean on a contractual basis, for periods generally ranging from 8 to 52 weeks. During 1997, NET Healthcare placed in excess of 1,000 nurses and currently has orders for in excess of 1,800 nurses. The Company intends to retain NET Healthcare's existing management and staff. This is Preferred's second employee staffing acquisition this year.

With the acquisition of NET Healthcare, Preferred Healthcare has more than 600 nurses, surgical technologists and therapists currently under contract and will serve more than 1,000 client facilities in the continental United States and the Caribbean.

Commenting on the closing of the transaction, Mel Harris, Chairman and CEO of Preferred Employers stated, "NET Healthcare fits into our announced strategy of moving into the employee leasing/employee staffing arena, where our demonstrated competencies in workers' compensation and claims cost containment can be leveraged, and fits with the business presently being conducted by Preferred Healthcare. We are committed to prudent, accretive acquisitions that directly build on our core business."

Preferred Employers is a multi-service oriented provider engaged in the following businesses: (i) a provider of workers' compensation and business insurance products and risk management and cost containment services primarily for franchised companies throughout the United States; (ii) a re-insurer with respect to certain workers' compensation and employers' liability insurance policies; and (iii) a provider of temporary registered nurses and other professional medical personnel, primarily to client hospitals. Its announced strategy calls for it to grow its core business in new geographic regions and in other franchise areas, as well as expanding its operations in complementary businesses, where its workers' compensation knowledge and expertise is particularly applicable.

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Certain statements contained herein are forward-looking statements that have been made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the actual results in the future periods or plans for future periods to differ materially from those described herein as anticipated, believed or estimated.